Exhibit 4.1
                         CONVERTIBLE DEBENTURE AGREEMENT


THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FACE  AMOUNT                                       $710,000
DEBENTURE  NUMBER                                  June  2005-101
ISSUANCE  DATE                                     June  21,  2005
MATURITY  DATE                                     June  21,  2008


     FOR VALUE RECEIVED, Jane Butel Corporation, a Florida corporation (the "Company"), hereby promises to pay 21st Century Technologies ("Holder") on June 21, 2008, (the "Maturity Date"), the principal amount of Seven Hundred and Ten Thousand Dollars ($710,000) U.S., and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.


Article  1          Interest

     The Company shall pay eight percent (8%) annual coupon on the unpaid principal amount of this Debenture (the "Debenture") at such times and in such amounts as outlined in this Debenture

The Debenture is subject to automatic conversion at the end of three (3) years from the date of issuance at which time all Debentures outstanding will be automatically converted based upon the formula set forth in Section 3.2.


Article  2          Method  of  Payment

     Section 2.1. Payments made by the Company in satisfaction of this Debenture (each a "Payment," and collectively, the "Payments") shall be made monthly on a the first calendar date of the month, provided US banks are open and available to transfer funds, ("Payment Date") following the U.S. Securities and Exchange Commission declaring the registration statement for the underlying common stock of the Company pursuant to the Equity Line of Credit with Dutchess Private Equities Fund, II, ("Dutchess"), effective ("Effective Date"). In the event the registration statement for the underlying common stock of the Company pursuant to the Equity Line of Credit with Dutchess is not deemed effective by the United States Securities and Exchange Commission within twelve (12) months of the Issuance Date, regular monthly Payments shall commence on the first calendar date of the thirteenth month following the Issuance Date ("144A Date"). In the event US Banks are not open and available to transfer Payment, funds shall be immediately paid on the next business day funds are available to transfer. Payments shall be in the amount of Twenty-six thousand one hundred and fifty dollars and thirty cents ($26,150.30). THE PAYMENTS SHALL BE GUARANTEED BY DUTCHESS AS OUTLINED IN SECTION 2.2 BELOW. Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereof, in readily available funds at any time and from time to time without penalty. Except for the first twelve (12) payments made following the Effective Date which shall be made in cash (the "Cash Only Payments"), the Company shall retain the right to make a Payment in either a) readily available funds; or, b) the Company's Common Stock priced pursuant to
Section  3.2  (c)  below.

     Section 2.2. The Payments shall commence on the first calendar date after the Effective Date and continue for twelve (12) consecutive months ("Cash Only Payment Termination Date"). Regular monthly Payments (i.e. Payments not defined as Cash Only Payments herein) shall commence on the first calendar date in the month following the Cash Only Payment Termination Date and shall continue until the total amount due and owing is paid in full. In the event the registration statement for the underlying common stock of the Company pursuant to the Equity Line of Credit with Dutchess is not deemed effective by the United States Securities and Exchange Commission within twelve (12) months of the Issuance Date, regular monthly Payments shall commence on the 144A Date and shall continue until the total amount due and owing is paid in full. The Cash Only Payments shall be guaranteed to the Holder by Dutchess from proceeds raised off the equity line of credit between Dutchess and JBTL, from the Effective Date through the Cash Only Payment Termination Date. Dutchess shall not be held accountable or liable for Payments before the Effective Date or after the Cash Only Payment Termination Date.

The Payments (Cash Only Payments and the remaining monthly Payments) shall increase based on the following schedule, based on the net proceeds received by the Company from the Equity Line:

Over $1,000,000  to  $2,000,000    Payments   shall   increase  to   thirty-five
                                   thousand dollars ($35,000)

Over $2,000,000  to  $3,000,000    Payments   shall   increase   to   forty-five
                                   thousand  dollars  ($45,000)

Over $3,000,000                    Payment shall increase to fifty-five thousand
                                   dollars  ($55,000)

Article  3          Conversion

     Section  3.1     Conversion  Privilege

     (a) The Holder of this Debenture, with written consent of the Company shall have the right to convert it into shares of Common Stock at any time following the 144A Date and before the close of business on the Maturity Date. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.

     (b) This Debenture may not be converted, whether in whole or in part, except in accordance with this Article 3.

     (c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2.

     (d)  The  Company  retains the right to make a cash Payment, as outlined in
Article  2  above,  to  the  Holder  in  lieu  of  a  Conversion.

     Section  3.2     Conversion  Procedure.

     (a) Conversion Procedures. The Face Amount of this Debenture may be converted by the Holder, in whole or in part, any time following the 144A Date. Such conversion shall be effectuated by surrendering to the Company this Debenture to be converted together with a facsimile of the signed Notice of Conversion which evidences Holder's intention to convert the Debenture indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile of the signed Notice of Conversion.

     (b) Common Stock to be Issued. Upon the conversion of any Debenture and upon receipt by the Company of a facsimile of Holder's signed Notice of Conversion, the Company shall instruct its transfer agent to issue stock certificates without restrictive legend or stop transfer instructions, if at that time Rule 144, Rule 144A or Rule 144K sales apply (or with proper restrictive legend if the Registration Statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein.

     (c) Conversion Rate. Holder is entitled to convert the Face Amount of this Debenture, plus accrued interest, anytime following the Closing Date, at 100% of the closing bid price of the common stock on the date of conversion ("Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up, as the case may be, to the nearest whole share.

     (d) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

     (e) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, excluding the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

     (f) Within ten (10) business days after receipt of the documentation referred to above in Section 3.2(a), the Company shall deliver a certificate, in accordance with Section 3.2(c) for the number of shares of Common Stock issuable upon the conversion.

     (g) Prospectus and Other Documents. The Company shall furnish to Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debentures, including any amendment of or supplements thereto. Any filings submitted via EDGAR will constitute fulfillment.

     (h) Limitation on Issuance of Shares. If the Company's Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of the Debenture, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (X) the number of authorized shares or (Y) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still cannot issue such shares of Common Stock without violating the Cap Regulations, the holder of a Debenture which cannot be converted as result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") shall have the right to elect either of the following remedies:

          (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive Trading Days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) Trading Days immediately preceding the Conversion Date; or

          (y) require the Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred percent (100%) of the principal of an Unconverted Debenture, plus (ii) any accrued but unpaid interest thereon through and including the date (the "Redemption Date") on which the Redemption Amount is paid to the holder.

     A holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debentures shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder. The provisions of this section are not intended to limit the scope of the provisions otherwise included in the Debentures.

     (i) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in this Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "1934 Act")), by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the Conversion
Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than 4.99% of the number of shares of Common Stock outstanding on such Conversion Date.

          The Holder shall only be allowed to convert that amount of Common Stock per month equal to a Payment (as outlined in Article 2 above).

     (j) Legend. The Holder acknowledges that each certificate representing the Debentures, and the Common Stock unless registered pursuant to the Registration Rights Agreement, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) IF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

     Section 3.3 Fractional Shares. The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

     Section 3.4 Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

     Section 3.5 Restrictions on Sale. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be sold pursuant to registration under or an exemption from the Act.

Article  4          Registration

     The Company shall not register the Shares underlying the Debenture for the Holder. The Holder may elect to convert any shares and sell them pursuant to Rule 144, Rule 144A or Rule 144K using the original date of this Debenture as the date of consideration for the investment.

Article  5          No  Assignment

     This  Debenture  shall  not  be  assignable.

Article  6          Defaults  and  Remedies

     Section 6.1 Events of Default. An "Event of Default" occurs if the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days,

As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) above is not an Event of Default until the holders of at least one hundred percent (100%) of the aggregate principal amount of the Debentures outstanding notify the Company of such default and the Company does not cure it within five (5) business days after the receipt of such notice, unless the Company commences to cure such default within such period, which must specify the default, demand that it be remedied and state that it is a "Notice of Default". Prior to the expiration of the time for curing a default as set forth in the preceding sentence, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding (exclusive of Debentures then owned by the Company or any subsidiary or affiliate) may, on behalf of the holders of all of the Debentures, waive any past Event of Default hereunder (or any past event which, with the lapse of time or notice and lapse of time designated in subsection (a), would constitute an Event of Default hereunder) and its consequences, except a default in the payment of the principal of or interest on any of the Debentures. In the case of any such waiver, such default or Event of Default shall be deemed to have been cured for every purpose of this Debenture and the Company and the holders of the Debentures shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

     Section 6.2. No Waiver of Rights and Remedies. The failure of the Company to make any Payment as required hereunder shall constitute a default. Holder retains the right to seek any and all redress and remedies provided at law or in equity for any such default. Any forbearance and/or waiver by Holder with respect to the failure of the Company to make timely payment of any single Payment shall not constitute a waiver with respect to any subsequent Payments or default.

Article  7       Registered  Debentures

     Section 7.1 Record Ownership. The Company, or its attorney, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to them. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

     Section 7.2 Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article  8          Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:


If  to  the  Holder:

     At  the  address  listed  in  the  Questionnaire.

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article  9          Time

     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in New York are not required or allowed to be closed.

Article  10          Rules  of  Construction

     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article  11          Governing  Law

     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article  12          Litigation

DISPUTES  SUBJECT  TO  ARBITRATION  GOVERNED  BY  MASSACHUSETTS  LAW

     All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Commonwealth of Massachusetts or the State of Nevada before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts or the State of Nevada, respectively. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

                                      *.*.*






     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above and duly authorized to sign.

        By  JANE  BUTEL  CORP.

                         By        /s/  Douglas D'Agata
                         Name:     Douglas D'Agata
                         Title:    Interim Chief  Executive  Officer

                         By  21st  Century  Technologies,  Inc.

                         By:       /s/  John R. Dumble
                         Name:     John R. Dumble
                         Title:    Chief Executive Officer


                         By:       /s/  Glenn E. Glasshagel
                         Name:     Glenn E. Glasshagel
                         Title:    Chief Financial Officer

                         By  Dutchess:

                         By:       /s/  Douglas  H.  Leighton
                         Name:     Douglas  H.  Leighton
                         Title:    Managing Member  Dutchess Capital Management,
                                   General  Partner  to  Dutchess  Private
                                   Equities I & II